SECURITIES AND EXCHANGE COMMISSION
                      Washington D.C. 20549

                        __________________

                             FORM 8-K

        Current Report Pursuant to Section 13 or 15(d) of
                    The Securities Act of 1934


 Date of Report(Date of Earliest Event Reported): February 15, 2001


                NOVA NATURAL RESOURCES CORPORATION
      (Exact name of registrant as specified in its charter)


Colorado                        0-15078        84-1227328
(State or other jurisdiction    (Commission    (I.R.S. Employer
of incorporation)               File No.)      Identification No.)


4340 East Kentucky Avenue, Suite 418, Glendale, Colorado  80246
(Address of principal executive offices)                (Zip Code)


                          (720)524-1363
        (Registrant's telephone number, including area code)

ITEM 5. Other Events

The Company has signed an Asset Purchase Agreement with TORITA
DONGHAO LLC ("Torita Delaware"), a Delaware Corporation by which
Torita Delaware will acquire control of the Company.

Torita Delaware manufactures, markets, and sells electronic equipment, including computer hardware, computer monitors, television sets, internet access devices for use with TV sets, digital video devices (DVD's) and related equipment. Torita Delaware's products are marketed in southeast Asia. Its production facilities occupy 128,000 square feet in Zhuhai City and include six manufacturing lines with an annual production capacity exceeding 1 million PC's, 1 million DVD devices and 200,000 TV sets. Torita Delaware was formed by the spin-off of two divisions of the Torita Group of the People's Republic of China ("PRC"). Torita Group is a large, diversified company with many years of operating history in China.

The two divisions spun off from Torita Group are Donghao Computer
Enterprises Co. Ltd, and Torita Corporation Ltd. - Video Division. Audited combined financial statements of these two entities for the two fiscal years ended December 31, 1999 and 1998 reflect:

                                 YEAR ENDED

                         12/31/99             12/31/98

Sales Revenues          $16,537,777         $11,537,482
Net Income              $ 2,105,289         $ 1,232,377

Combined Balance Sheet at:

                         12/31/99             12/31/98

Current Assets          $ 2,303,589         $ 7,920,068
Capital Assets          $ 3,380,555         $ 2,843,835
Current Liabilities     $   993,469         $   988,995
Long-Term Debt          $ 1,209,733         $10,592,276
Shareholders Equity     $ 3,480,942         $  (817,368)
Assets                  $ 5,684,144         $10,763,903

Note: Financial statements are translated from the currency of the People's Republic of China ($RMB) to United States Dollars ($US) at the rate of $RMB 8.28 to $US 1.00. Auditing and preparation of financial statements have been undertaken by Eddy S.L. Chin, Chartered Accountant, Toronto, Canada.

Audited financial statements for the fiscal year ended December 31, 2000 are not yet available. Financial statements of Zhuhai Electronic Development Ltd., which encompasses Donghao Computer Enterprises Co. Ltd. and Torita Corporation Ltd. - Video Division, and is 100% owned by Torita Delaware, presented on a compiled basis for the nine months ended September 30, 2000 reflect Sales Revenues of $8,867,563, Net Income of $1,391,391 and Shareholders' Equity of $4,872,333. These figures are unaudited, and are subject to change. The company does not expect net income for the year on an audited basis to equal net income for the 1999 fiscal year.

Torita Electronics has a contract with the State Planning Authority for Agriculture of the PRC to exclusively manufacture, install and manage what is expected to be the largest Intranet service in China, ultimately reaching 1,100,000 farming communities, representing approximately 25% of the population of the PRC. Management of Torita Delaware estimates that this contract will be fully completed over a seven-year period, in approximately equal increments each year.

Torita Electronics will act as business manager and advisor to build the network, and will supply the hardware. Torita Electronics also has a right of first refusal to acquire an interest in the Intranet itself. This project is intended to establish a mammoth information database for agricultural commodities, technologies, and distribution. It is contemplated to promote popularization of agricultural technical knowledge and general education, and facilitate the exchange of agricultural goods and raw materials through the Intranet. Torita Delaware has licensing agreements with IPC Corporation LTD (a Singapore-listed Corporation) and Infomatec AG of Germany, both of which will provide technical support. Infomatec will also provide access to the JAVA Network Technology developed by Infomatec. Torita Electronics has begun to manufacture the equipment and is commencing implementation of the network in the initial sites selected.

The Asset Purchase Agreement contemplates the acquisition by the Company of 100% of the business and operating assets of Torita Delaware in exchange for that number of shares of common stock of the Company which will afford Torita Delaware ownership of 91.5% of the Company's common stock after completion of the transaction.

The Asset Purchase Agreement provides that, after the transaction, the existing Nova shareholders will own 7.225% of the common stock of the Company, net of a commission paid in stock to an unaffiliated third party. Torita Delaware will also make a cash payment to Nova of $30,000, $10,000 ow which had been paid, from which Nova will pay for the costs of the transaction and of termination of its business, including severance payments. The Company has already completed liquidation of its assets and liabilities.

The Asset Purchase Agreement provides that warrants representing 1.5% of the total issued and outstanding common stock of the Company after the transaction will be issued to current Nova management as part of the transaction. The aggregate exercise price of the warrants is $30,000.

Torita Delaware intends to seek listing for the Company's shares on the NASDAQ stock market following the closing of the transaction. The timing of such listing, should the application to so list the shares be accepted, of there is no guarantee, cannot be determined at this time, but will likely take a period of at least several months to accomplish.

The shareholders of Nova Natural Resources Corporation, at a special meeting of shareholders held in December 2000, amended the Company's Articles of Incorporation to increase its authorized common shares to 300,000,000. It is contemplated that 213,249,672 shares will be issued to Torita Delaware to complete the transaction. Following closing of the transaction, there will be a total of 233,059,751 shares outstanding. Currently, Nova Natural
Resources Corporation has 16,838,567 shares outstanding, expressed on a fully-diluted basis. It is expected that shareholders will be asked to approve a reverse split of the common shares at a future shareholders' meeting following completion of the transaction in order to facilitate the application of for a NASDAQ listing. The Asset Purchase Agreement contemplates that closing of the transaction will take place on or before March 31, 2001, but the Parties will endeavor to close the transaction on February 27, 2001. Closing is predicted on completion of certain actions, provision of specified documents and certain other matters.



Nova Natural Resources Corporation
(Registrant)

BY: /s/ Brian B. Spillane
    ________________________________
    Brian B. Spillane, President


BY: /s/ Milton O. Childers
    ________________________________
    Milton O. Childers, Secretary-Treasurer